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

 Benihana Inc. Responds to Public Statements of Certain Shareholders Concerning
                  Forthcoming Special Meeting of Shareholders

MIAMI, FLORIDA, February 18, 2010 -- Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation's largest chain of Japanese theme and sushi restaurants, today responded to public statements made by certain shareholders concerning the forthcoming special meeting of shareholders to consider and act upon a proposed merger (the "Merger") the sole purpose of which is to increase the authorized number of shares of the Company's Class A Common Stock by 12,500,000.

Richard C. Stockinger, President and Chief Executive Officer, said, "The increase in the authorized shares was one step in a series of actions being taken to ensure that the Company had the flexibility and capability to take advantage of opportunities and or to respond to rapidly changing economic conditions and credit markets. Although the Company's sales and earnings have been softer than management would have hoped over the past year, we are confident that our recently implemented Renewal Program will help to mitigate or reverse these trends. Still, we remain vulnerable to fluctuations in the larger economy and other risks."

As previously announced, one result of last year's sales was the Company's failure to meet required ratios under its credit agreement with Wachovia Bank, N.A. as at the end of the second quarter of the current fiscal year. That in turn led to amendments to the credit line which will materially reduce the funds available to the Company -- what began as a maximum availability of $60 million has been reduced to $40.5 million, will be further reduced to $37.5 million effective July 18, 2010, and further reduced to $32.5 million effective January 2, 2011, with the outstanding balance under the line becoming due and payable in full on March 15, 2011. In addition, the Company expects the judge hearing the Company's long running litigation with the former minority owners of the Company's Haru segment to issue a decision in the case shortly which will require the Company to make a payment of at least $3.7 million (the amount offered by the Company) and as much as $10 million (the amount sought by the former minority owners). And while the Company has substantially reduced its capital expenditures allocated to new projects, it continues to have significant capital requirements to maintain its extensive property and equipment and to execute upon its renewal plan.

In the face of these developments, the Board does not believe it would be prudent to do nothing and accordingly has taken a series of steps (all of which have been previously publicly announced) to ensure that the Company is in the strongest possible position to meet any unanticipated challenges it may face.

The Company has detailed in its periodic filings the broad range of operational changes that have been and continue to be made to improve efficiency and increase sales. At the same time, and in support of these operational changes, the Company has taken a series of steps in support of the Company's financial condition. These included forming a special committee of independent directors (which has retained its own investment bankers and attorneys) to undertake an analysis of the Company's capital requirements and to evaluate the various alternatives (in the form of both debt and equity) for meeting those requirements. That analysis is ongoing. The Committee has made no recommendation, and the Board has made no decision with respect to the Company's future capital needs or the best manner of satisfying them. The Company also filed a "generic" registration covering a broad range of alternative financing options (again, both debt and equity) so that, if it determined to do so, it would be in a position to quickly effect a capital raise, and it moved to increase the authorized number of shares of Class A Common Stock for the same reason.

The Board is very much aware of concerns with respect to potential dilution raised by various shareholders and those concerns will certainly be seriously considered in the decision making process. But the Board believes it would be foolhardy not to take the actions it has taken which are designed to give management flexibility in responding to changing circumstances, continue to execute against its renewal plan and have the ability to take advantage of selective growth opportunities as they arise. For these reasons, the Board continues to unanimously urge all shareholders to vote in favor of the proposed Merger.

As to the reasons for the proposed merger (as opposed to a simple amendment to the Certificate of Incorporation): Section 242(b) of the Delaware General Corporation law provides that a class vote is ordinarily required to approve an increase in the authorized number of shares of that class. This would mean that an increase in the Class A stock would require a vote of the holders of Class A stock and an increase in Common stock would require a vote of the holders of Common stock. Delaware law permits a company to "opt out" of this class vote requirement by so providing in its Certificate of Incorporation, and the Company has done just that. Thus, to approve an amendment to increase either the authorized Class A or the authorized Common stock, the Company's Certificate of Incorporation requires the affirmative vote of a majority of the votes cast by all of the holders of the Company's common equity. The Certificate of Incorporation was adopted at a time when no other voting securities of the Company were outstanding, and although the Series B Preferred Stock generally votes on an as if converted basis together with the Common Stock, the Certificate of Incorporation does not expressly deal with the voting rights of the Series B Preferred Stock in the context of the "opt out" provision relating to amendments to increase authorized stock. Accordingly, and because the Board believed this was an issue as to which the holders of the Series B Preferred Stock had an interest and as to which they should be entitled to vote, it unanimously elected to proceed under the merger provisions of the Delaware statute rather than the amendment provisions in order to avoid any possible ambiguity.

About  Benihana

Benihana Inc. (Nasdaq: BNHNA - News) (Nasdaq: BNHN - News) operates 98 restaurants nationwide, including 64 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and 25 RA Sushi Bar restaurants. Under development is one Benihana teppanyaki restaurant. In addition, 23 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Contact
ICR
Raphael  Gross,  203-682-8200